EXHIBIT 2

BOARD OF DIRECTORS

Meeting of 29 September 2004

Proposals approved by the Board of Directors

1.     Bases for the signing of adherence agreements with Forluz, arising from the “unbundling” (elimination of verticalization organization) of the company.

2.     Contracting of a law firm to file for an order of Mandamus against Aneel to restore Cemig’s tariff adjustment.

3.     Contracting of Deloitte Touche Tohmatsu to provide services of ratification of the revenues obtained from application of the resolutions of Aneel.

4.     Amendments to the Contract of Constitution of the Consortium of the Aimorés Hydroelectric Plant.

5.     Contract, and amendments, with the Areva Itajubá Consortium, formerly the Alstom Itajubá Consortium, for implementation of the Itajubá 3 Substation.

6.     Participation in Aneel Auction No. 002/2004.

7.     Terms for the Company to participate in Aneel Auction No. 001/2004.

8.     Revision of the Project for the Neves 3 Substation / Construction.

9.     Signing of undertaking for future partnership in part of the bid for Aneel Auction No. 001/2004.

10.   Signing of an amendment to the Contract for Implementation of the Bom Despacho 3 Substation.

11.   Contracting of services for recovery of reactors with ABB Ltda.

12.   Exchange of real estate properties in Juiz de Fora, Itajubá and Patos de Minas.

Av.Barbacena, 1200 - Santo Agostinho - CEP 30190-131

Belo Horizonte - MG - Brasil - Fax (0XX31)3299-3934 - Tel.: (0XX31)3299-4524

13.   Agreement with the members of the Igarapava consortium on payment of transport of the electricity generated, losses in the basic network and increase of “take”.

14.   Signing of a Convention Agreement with Incra, to serve land allocation projects relating to the “Light for All” (Luz para Todos) Program.

15.   The Protection Relay Replacement Program.

16.   Contracting of security guard services for the Pai Joaquim Small Hydroelectric Plant.

17.   Provision of services of operation and maintenance of government and installations of the Igarapava Hydroelectric Plant /Signing of Contract and amendments.

18.   Alteration in the Technology and Information Technology Project.

19.   Advance to the Barreiro S.A. Thermal Generating Plant against future capital increase.

20.   Private issue of nonconvertible debentures for subscription by the State of Minas Gerais.

21.   Renewal of the employees’ and retirees’ group life insurance policy.

22.   Raising of funds for rollover of debt.

23.   Contracting of Deloitte Touche Tohmatsu to provide services for assessment of the present internal controls environment and planning of the activities necessary for obtaining of the certification relating to Section 404 of the Sarbanes-Oxley Law.

24.   Changes in the Vehicle Fleet Replacement Program.

25.   Continuation of the negotiations with Petrobras on modeling of economic optimization of the transaction to sell shares in Gasmig.

26.   Proposal for acquisition of the Rosal Hydroelectric Plant.

27.   Waiver of the right on which court actions for recovery of losses which occurred during the period of electricity rationing are based.